Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2014, relating to the consolidated financial statements of Hansen Medical, Inc. and subsidiaries for the year ended December 31, 2013, appearing in the Annual Report on Form 10-K of Hansen Medical, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
San Francisco, California
May 13, 2016